Share Purchase Agreement

dated December 10th, 2013

between

Bluehill ID AG, Widenholzstrasse 1, CH-8304 Wallisellen, Switzerland, duly represented by Mr. Manfred Müller

(hereinafter referred to as "BHID" or the "Seller")

and

Identive Services AG, Widenholzstrasse 1, CH-8304 Wallisellen, Switzerland, duly represented by Mr. Werner Vogt

(hereinafter referred to as "IDS")

("BHID” and “IDS” hereinafter referred to as the "Creditors" and individually as the

"Creditor")

and

Sandpiper Assets S.A., 3076 Sir Francis Drake’s Highway, P.O. Box 3463, Road Town, Tortola, British Virgin Islands (company number 1793989), duly represented by Mrs. Erina Frick-Edwan

(hereinafter referred to as the "Buyer")

(Seller, Creditor and Buyer hereinafter each referred to as a "Party" and collectively as the

"Parties")

regarding

the sale and purchase of 400,000 shares of and loans provided to

Multicard AG

INTRODUCTION

(A)	WHEREAS Multicard AG (the "Company") is a Swiss company limited by shares with domicile in Widenholzstrasse 1, CH-8304 Wallisellen, Switzerland, registered in the commercial register of the Canton of Zurich, Switzerland (registration number CH- 020.3.001.817-6) whose share capital amounts to CHF 400,000 and is divided into 400,000 ordinary shares with a par value of CHF 1.00 each (the "Company Shares").

(B)	WHEREAS the Seller is the owner of 400,000 Company Shares (the "Shares"), which corresponds to 100% of the share capital of the Company.

(C)	WHEREAS the Seller intends to sell the Shares to the Buyer and the Buyer intends to purchase the Shares from the Seller upon the terms and subject to the conditions of this Agreement.

(D)	WHEREAS the Creditors have given loans in the total amount of CHF 6’944’196, inclusive of accrued interest, to the Company (the "Loans"), which corresponds to 100% of the long-term liabilities of the Company and 100% of all loans of any company of Identive Group, Inc.

(E)	WHEREAS the Creditors intend to sell the Loans to the Buyer and the Buyer intends to purchase the Loans from the Creditors upon the terms and subject to the conditions of this Agreement.

(F)	WHEREAS the Company has sold its card division recently to Adon Production AG and the parties agree that the Seller shall hold the Buyer harmless from any financial or legal impact arising from the sold card division.

NOW, THEREFORE, the Parties agree as follows:

1.	SALE AND PURCHASE OF SHARES

1.1.	OBJECT OF SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, the Shares, free and clear from any lien.

1.2.	PURCHASE PRICE

The aggregate fixed purchase price for the Shares to be paid by the Buyer to the Seller (the "Purchase Price") shall amount to a purchase price of CHF 1 (in words: one Swiss Franc).

2.	SALE AND PURCHASE OF LOANS

2.1.	OBJECT OF SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Creditors hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Creditors, the Loans provided by the Creditors to the Company free and clear from any Lien.

2.2.	PURCHASE PRICE

The aggregate fixed purchase price for the Loans to be paid by the Buyer to the Creditor (the "Loan Purchase Price") shall amount to CHF 1.00 (in words: one Swiss Franc).

3.	ACTIONS PRIOR TO CLOSING

3.1.	GENERAL

The Parties undertake to use their respective Best Efforts to (i) procure that the conditions precedent shall be satisfied as soon as reasonably possible and in any event on or before the Long Stop Date and that all deliveries as provided in Section 4.3 are made in a timely and properly manner, and (ii) execute all documents and to take all actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated herein. Each Party shall promptly inform the other Party of any facts or circumstances which could lead to a non-satisfaction of any condition precedent, and shall in all other respects cooperate in good faith to consummate the transaction contemplated pursuant to this Agreement.

3.2.	CLOSING MEMORANDUM

By no later than 5 (five) Business Days prior to the Closing Date, the Seller's legal counsel shall prepare, in cooperation with the Buyer's legal counsel, a closing memorandum (the "Closing Memorandum") which describes the closing procedure pursuant to Section 4 below and which shall serve as evidence for the consummation of the transactions contemplated under this Agreement.

4.	CLOSING

4.1.	PLACE AND DATE

Subject to Section 4.2, the consummation of the transactions contemplated under this Agreement (the "Closing") shall take place in Zurich (Switzerland) at the offices of Stefan Peller Esq., Attorney at Law, Dreikönigstrasse 45, CH-8002 Zurich, within 5 (five) Business Days after all conditions precedent to Closing set forth in Section 4.2 have been satisfied or waived (where permitted), or at such other place and on such other date as the Parties may mutually agree upon in writing. The day on which the actual Closing occurs shall be referred as the "Closing Date".

4.2.	CONDITIONS PRECEDENT TO CLOSING

4.2.1.	Conditions to the Obligations of each Party

The respective obligations of the Parties to consummate the Closing shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of the following conditions:

(a) The Buyer shall have finalized his due diligence on the Company with a satisfactory outcome.

(b) The board of directors of the Buyer shall have approved the transactions contemplated by this Agreement.

(c) The Company shall have sold, assigned and transferred to the Seller and the Seller shall have accepted and purchased a claim due on December 31st, 2014 in the amount of CHF 150’000 (in words: one hundred fifty thousand Swiss Francs) due to the Company under that certain Asset Transfer and Purchase Agreement with Adon Production AG, dated 1 November 2013, for a purchase price of CHF

150’000 (in words: one hundred fifty thousand Swiss Francs) paid to the Company in cash on or before the Closing Date.

(d) The Seller shall have paid CHF 325’000 (in words: three hundred twenty five thousand Swiss Francs) into the reserves of the Company (Einzahlung in die Reserven) on or before the Closing Date.

(e) The Company shall have been assigned the trademark No. 651193 relating to “multicard”.

4.2.2.	Waiver of Closing Conditions

At any time prior to the Closing, the Buyer may, to the extent legally permissible, jointly waive in writing in whole or in part the conditions precedent set forth in Section 4.2.

4.2.3.	Termination Rights - Long Stop Date

(a) If the conditions precedent to Closing set forth in Section 4.2 have not been satisfied or waived within 2 (two) months from the Signing (such date, the "Long Stop Date"), each Party may terminate this Agreement by giving notice to the other Party unless such Party terminating this Agreement itself acted in bad faith or in violation of the obligations hereunder, and in so doing, prevented or interfered with the satisfaction of such condition precedent.

(b) If this Agreement is terminated in accordance with Section 4.2.3(a) above, all provisions of this Agreement shall terminate and cease to be effective, except for this Section 4.2.3(b), Section 11 and Section 12 which shall continue to be in effect for an indefinite period of time (or for such time as stipulated in any such provision). Such termination shall be without any liability of the Seller to the Buyer and vice versa; provided, however, that such termination shall not affect the liability of any Party for the damages suffered by the other Party as a result of a breach of its obligations under this Agreement until that date on which this Agreement is terminated. The right to request specific performance shall be preserved.

4.3.	CLOSING ACTIONS AND DELIVERIES

4.3.1.	Closing Actions and Deliveries by Seller

Concurrently with and in exchange (Zug-um-Zug) for the closing actions of the Buyer in accordance with Section 4.3.2, the Seller shall:

(a) deliver to the Buyer the duly endorsed (in blank) share certificates representing all the Shares and / or assign to the Buyer those Seller Shares for which there are no share certificates issued by delivering to the Buyer a duly signed contract of assignment for those Shares;

	(b)	deliver to the Buyer a resolution of the board of directors of the Company consenting (contingent on the transactions contemplated by this Agreement being consummated) (i) to the transfer of the Shares from the Seller to the Buyer and (ii) to the entry of the Buyer as the owner of the Shares in the share register of the Company as of the Closing Date;

	(c)	deliver to the Buyer copies of any power of attorney under which any of the transfers referred to in this Section 4.3.1 are executed, including evidence reasonably satisfactory to the Buyer of the authority of any person signing on behalf of the Seller;

	(d)	deliver to the Buyer a duly executed note of cancellation of the letter of support (Patronatserklärung), dated 13 June 2013, concluded between Identive Group, inc. and the Company, whereas the Company will confirm to the Seller that the letter of support is not being considered valid anymore;

	(e)	deliver to the Buyer the resignation letters of the resigning persons as members of the board of directors of the Company in which they declare their resignation as of Closing as members of the board of directors subject to full discharge by the shareholders' meeting of the Company; and

	(f)	deliver to the Buyer a copy of the Loan Assignment Agreement, duly executed by the Creditors.

4.3.2.	Closing and Post Closing Actions and Deliveries of the Buyer

Concurrently with and in exchange (Zug-um-Zug) for the closing actions of the Seller in accordance with Section 4.3.1, the Buyer shall:

	(a)	pay, with value as of the Closing Date and for same day receipt, an amount equal to (i) the Purchase Price and (ii) the Loan Purchase Price by wire transfer of immediately available funds to the following bank account:

IBAN	CH72 0023 0230 2213 2601 D
BIC	UBSWCHZH80A

(b)	deliver to the Seller copies of any power of attorney under which any of the transfers referred to in this Section 4.3.2 are executed, including evidence reasonably satisfactory to the Seller of the authority of any person signing on behalf of the Buyer.

(c)	undertake to change the Company’s corporate name (Firma) to a new name whereby the word “Multicard” shall no longer be part of the Company’s corporate name (Firma) on or before March 31, 2014.

5. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE

CREDITORS

Subject to the terms, exceptions and limitations (including, but not limited to, the limitations set forth in Section 4.3.2 and Section 4.3.2) contained in this Agreement (including, but not limited to, its Annexes), the Seller and the Creditor hereby represent and warrant to the Buyer that the representations and warranties set forth in this Section 4.3.2 are true and accurate on the date of this Agreement, except for those representations and warranties that are explicitly made as of a specific time which shall be true and accurate in all material respects as of such time only.

5.1.	CORPORATE EXISTENCE AND AUTHORITY AND TITLE TO SHARES

5.1.1.	Corporate Existence of the Company

The Company is duly incorporated, organized and validly existing under the laws of Switzerland and has the full corporate power and authority to carry on its business as currently conducted. The Company has not passed a voluntary winding-up resolution, and no petition has been presented or been made by a court for the winding-up, dissolution, composition or administration of the Company.

5.1.2.	Title to Shares in the Company

The Seller is the sole legal and beneficial owner of the Shares, representing 100% of the share capital of the Company, free and clear of any lien. The Shares are validly issued and fully paid-up. There are no outstanding options, warrants, calls, rights or commitments, or any other agreements regarding the sale or issuance of rights to acquire any of the shares of the Company.

5.2.	CORPORATE AUTHORITY OF THE SELLER AND THE CREDITOR

The Seller and the Creditor have the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.

5.3.	FINANCIAL STATEMENTS

The audited financial statements of the Company as per December 31st, 2012 and the unaudited financial statements of the Company as per October 31st, 2013 as attached as Annex 2 (the "Company Financial Statements") have been prepared in accordance with applicable GAAP and are in all material respects true and complete.

5.4.	EMPLOYMENT AND PENSION FUND MATTERS

(a) Annex 3 contains a true and complete list of all employees of the Company, including position, salary, notice periods and age. The employees who were given notice and their respective notice periods and termination dates are marked on Annex 3.

(b) No employee of the Company has a contractual notice period of more than 3 (three) months except for Mr. Thierry Gattlen. There are no salary increases resolved that are not yet implemented. There are no employment or benefit agreements or plans entitling an employee to severance or other payments upon a change of control of the Company where such payment would have to be made by the Company.

(c) Except as disclosed in the annex documents, all social security or pension fund contributions or other payments due by the Company in favour or for the benefit of their employees have been timely made when due.

(d) All bonuses for the period before Closing have been paid by the Company.

5.5.	LITIGATION

There are no actions, suits or proceedings pending against the Company before any court, arbitral tribunal, governmental or regulatory body. The Seller guarantees that it will bear any risk and financial consequences arising from the disputes with Accarda AG and Mr Hans-Jörg Pfändler.

5.6.	COMPLIANCE WITH LAWS AND REGULATIONS

The Company conducts its business in all material respect in accordance with applicable law and has the necessary authorizations and permits to operate its current and future business as currently conducted.

5.7.	TAXES

The Company has timely filed all tax returns which are required by any applicable law to be filed. All such tax returns are complete and true in all material respect. Except as disclosed in Annex 4 all taxes relating to a tax period ending prior to Closing, caused by or arising from facts or omissions prior to Closing have been paid by the Company.

5.8.	CONDUCT OF THE BUSINESS IN THE ORDINARY COURSE

Without limiting the generality of the representations and warranties contained in Section 5, since January 1st, 2013 and unless otherwise disclosed in this Agreement (in particular, but not limited to, its Annexes) or in the Disclosure Documents the Company has operated its business in the ordinary course and since January 1st, 2013 not:

(a) Except as disclosed in Annex 5 sold, transferred or otherwise disposed to any third- party of any material assets necessary for the conduct of the business of the Company as currently conducted except as in the ordinary course of business and for the asset transfer agreement closed with Adon Production AG;

(b) altered or amended in any manner its articles of incorporation or organizational regulations;

(c) increased or reduced or otherwise changed its share capital, or granted any option or conversion rights on its equity;

(d) incorporated or acquired any entity to belong to the Company except for the absorption of the former Polyright SA; and

(e) declared, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the shares of the Company.

5.9.	TRADE MARKS AND PATENTS

The Company has full ownership of all its patents, brands and trademarks, including as of the Closing the trademark No. 651193 “multicard”. The Company is in full ownership and possession of all trademarks and patents it needs in order to conduct its business. The Company is not dependent on anything from Identive Group, Inc. or a group company.

5.10.	COOPERATION WITH IDENTIVE GROUP, INC.

In case the Company has existing intercompany business with any company of Identive Group, Inc. the Seller guarantees that such intercompany business can be continued at best price conditions.

5.11.	CHANGE OF CONTROL

There is no agreement or business affected with the Company by a change of control.

6.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that each of the statements in this Section 6 is true and accurate in all respects on the date of this Agreement.

6.1.	CORPORATE EXISTENCE

The Buyer is duly incorporated, organized and validly existing under the laws of its place of incorporation and has the full corporate power and authority to carry on its business as currently conducted. The Buyer has not passed a voluntary winding-up resolution, and no petition has been presented or been made by a court for the winding-up, dissolution, composition or administration of the Buyer.

6.2.	CORPORATE AUTHORITY

The Buyer has the full corporate power and authority to purchase and accept from the Seller the Seller’s Shares and to perform all other undertakings under, or in connection with, this Agreement. There exist no limitations under applicable law, the constitutional documents of the Buyer, or any contracts by which the Buyer is bound that would prevent the Buyer from entering into, or performing its obligations under this Agreement and this Agreement constitutes valid, legal and binding obligations of the Buyer.

6.3.	NO FURTHER AUTHORIZATIONS REQUIRED

No authorizations, permits or consents are required from any governmental or administrative authority, any governing body of the Buyer or any other third party (including, but not limited to, any shareholders or creditors of the Buyer) for the consummation of the transactions contemplated under this Agreement other than as set forth in this Agreement.

6.4.	NO ACTIONS OR PROCEEDINGS

There are no actions, claims or proceedings or investigations pending against or involving the Buyer or any of Buyer's Affiliates or any of its directors or officers that, individually or in the aggregate, prevent, or substantially impair, the consummation of the transactions contemplated under this Agreement, or affect the validity or enforceability of this Agreement.

6.5.	FUNDS

The Buyer has available on the date hereof and will have available on the Closing and thereafter the funds necessary in order to pay on the Closing Date its payment obligations under this Agreement and to support the Company in its ordinary course of business and to ensure that the Company can meet its payment obligations if and when they fall due.

6.6.	WAIVER OF CLAIMS OUT OF LETTER OF SUPPORT

The Buyer further represents and warrants to hereby have waived and waive any rights or claims, and cause the Company to waive any rights or claims out of or in connection with the letter of support (Patronatserklärung) as referred to in Section 4.3.1 (d) above. The Buyer undertakes to transfer this representation and warranty to any third party acquirer of the Company.

7.	NO OTHER REPRESENTATIONS AND WARRANTIES

(a) The representations and warranties of the Seller and the Creditor as set forth in Section 5 above are the sole and exclusive representations and warranties made by the Seller and the Creditor in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Seller and the Creditor or relied upon by the Buyer, whether expressed or implied, whether based on agreement, law or any other ground, other than those explicitly made in Section 5 above. In particular, the Buyer acknowledges that the Seller and the Creditor do not make any representations or warranties, whether expressed or implied, as to the future development of the Company or its assets under management or regarding any budgets, business plans or other forward-looking statements or other projections of a financial or business nature relating to the business of the Company.

(b) The representations and warranties of the Buyer as set forth in Section 6 above are the sole and exclusive representations and warranties made by the Buyer in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Buyer or relied upon by the Seller and the Creditor, whether expressed or implied, whether based on agreement, law or any other ground, other than those explicitly made in Section 6 above.

8.	REMEDIES

8.1.	REMEDIES OF THE BUYER

8.1.1.	Term of Representation and Warranties

The representations and warranties set forth in Section 5 above shall expire as set forth below, provided, however, that the Buyer shall not be excluded from bringing a claim against the Seller and the Creditor for a misrepresentation or breach of warranty after the expiry of the period set forth below if such specific claim has been duly and timely notified by the Buyer to the Seller in accordance with Section 8.1.2(a) before the applicable expiry date:

(a) The representations and warranties set forth in Section 5.7 (Taxes) shall expire 5 (five) years after the Closing Date.

(b) Any other representations and warranties other than those referred to in Section 8.1.1(a) above shall expire 24 (twenty four) months after the Closing Date.

8.1.2.	Exclusion of Notice Requirements and Notice of Breach

(a) In the event of a misrepresentation or breach of warranty, the Buyer shall deliver to the Seller a notice (the "Notice of Breach") in writing describing and substantiating the underlying facts (including, but not limited to, the amount of the reasonably anticipated damage) of a claim for misrepresentation or breach of warranty in reasonable detail to the extent then known at the earlier of (i) 15 (fifteen) Business Days after (A) the Buyer having obtained knowledge of a misrepresentation or breach of warranty under Section 5 or (B) receipt by the Buyer or the Company of a notice of any claim made or threatened to be made by any third party or authority which may give rise to a claim for misrepresentation or breach of warranty or (ii) in case of a submission to, or a decision or order by, any competent court, arbitral tribunal or governmental or administrative body which may give rise to a claim for misrepresentation or breach of warranty, upon the Buyer receiving any such submission, decision or order but in any event within such period as will afford the Seller a reasonable opportunity to respond, or to cause the Buyer to cause the Company to respond, to such submission or to lodge, or to cause the Buyer to cause the Company to lodge, a timely appeal or other challenge against such decision or order.

	(b)	A failure by the Buyer to give duly and timely notice as set forth in Section 8.1.2(a) above shall exclude the liability of the Seller related to such breach and Buyer shall be deemed to have waived any claim or right against the Seller in connection with the relevant claim. The time periods set forth in Section 8.1.1 shall be deemed complied with, if the Seller receives a Notice of Breach in accordance with Section 8.1.2(a) before the lapse of the relevant time period.

8.1.3.	Seller’s Right to Cure and Seller’s Liability

After the Closing, in the event of a misrepresentation or breach of warranty by the Seller under Section 5 and provided that such breach has been duly and timely notified within the time limitations of Section 8.1.1 and in accordance with Section 8.1.2, the Seller, subject to the exclusions and limitations set forth in Section 8.1.4 and Section 9:

	(a)	shall have the right within 90 (ninety) Business Days after receipt by it of the respective Notice of Breach, to remedy the misrepresentation or breach of warranty; and

	(b)	if and to the extent such cure cannot be effected or is not effected within said period of time, shall be liable to the Buyer for any direct damage, loss, expense or cost (including interests, but excluding any incidental damage, consequential damage, lost profits, punitive damage, damage arising from changes in any law or any accounting policy occurring after the date of this Agreement or damage based upon a lower valuation of the Company) (collectively the "Damage") incurred or sustained by the Buyer and/or the Company resulting from the misrepresentation or breach of warranty.

8.1.4.	Commencement of Legal Proceedings; Disclosure Obligation

	(a)	Any claim duly notified pursuant to Section 8.1.1 and Section 8.1.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably precluded and forfeited (verwirkt) by the Buyer 12 (twelve) months after the last day of the applicable term of the relevant representation and warranty as set forth in Section 8.1.1, unless legal proceedings in accordance with Section 12 have been initiated by the Buyer with respect to said claim. It is understood between the Parties that Seller’s liability shall be reduced accordingly or, as the case may be, excluded altogether, if a damage has been caused or aggravated by virtue of Buyer's failure to initiate court proceedings in accordance with Section 12 in respect of the relevant claim within a reasonable period of time after the lapse of the 90 (ninety) days period mentioned in Section 8.1.3(a).

(b) At the Seller’s request, the Buyer shall disclose to the Seller all material of which the Buyer is aware and which is in its or its Affiliates' or advisors' possession that relates to the Buyer's claim in question, and the Buyer shall give, and the Buyer shall procure that any of its Affiliates and advisors give, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any documents or records, as the Seller may reasonably request in order to assess the legitimacy of the claim raised by the Buyer.

8.2.	REMEDIES OF THE SELLER

The provisions of Section 8.1 shall apply mutatis mutandis with respect to any misrepresentation or breach of warranty by the Buyer; it being understood that the representations and warranties of the Buyer as set forth in Section 6 above shall be valid for a period of 3 (three) years as from Closing Date.

8.3.	REMEDIES EXCLUSIVE

The remedies in this Section 8.3 for misrepresentation or breach of warranty under Section 5 shall be in lieu of (and not in addition to) the remedies provided for by applicable statutory law. All other remedies (including, but not limited to, the rescission of this Agreement (Wandlung) following Closing) shall be excluded. In particular, and without limitation to the foregoing, the Parties herewith explicitly waive the right of contract rescission and of purchase price reduction under article 205 CO and article 24 CO. It is understood and agreed that this Section 8.3 does not exclude articles 28 CO and 199 CO. Section 4.2.1(a) and Section 4.2.3 shall – for the avoidance of doubt – remain reserved.

8.4.	THIRD PARTY CLAIMS

(a) If any claim is brought or threatened to be brought after the Closing Date by a third party (including, but not limited to, by any tax or other governmental authority or body) against the Buyer or the Company, which is reasonably likely to qualify as a breach of a representation or warranty and which has been notified by the Buyer in accordance with Section 8.1.2(a), the Buyer shall oppose and defend and cause the

Company to oppose and defend such third party claim (the "Third-Party Claim"), and the Seller shall use its commercially reasonable efforts in assisting the Buyer or the Company, at the Buyer's costs and expenses, in the defense of such Third- Party Claim.

(b) The Buyer shall not and shall procure that the Company will not settle any such claims without the prior written consent of the Seller; it being understood and agreed that the Buyer and/or the Company may settle any such claim without the prior written consent of the Seller, but shall, by doing so, forfeit (verwirken) its right to receive compensation from the Seller under this Agreement and such settlement shall be deemed to constitute a full, irrevocable and unconditional waiver by the Buyer of any claims under this Agreement against the Seller in respect of such Third-Party Claim.

(c) Notwithstanding Section 8.4(a) and Section 8.4(b), the Seller shall be entitled at their own expense and their absolute discretion, by written notice to the Buyer, to take such action as it may deem necessary in connection with or with respect to such Third Party Claim (including, but not limited to, making counterclaims or other claims against third parties) in the name and on behalf of the Buyer or any Affiliate of the Buyer concerned and to have the conduct of any related proceedings, negotiations or appeals, subject to the Seller indemnifying the Buyer against its losses directly arising by it so doing, and the Buyer and any Affiliate of the Buyer concerned shall duly authorize the Seller to do so.

9.	LIMITATION OF SELLER’S LIABILITY

9.1.	DEDUCTIBLE AND DE MINIMIS AMOUNT

The Seller shall only be liable to the Buyer for any claim (a) if such claim on a stand- alone basis exceeds the amount of CHF 5’000 (the "De Minimis Amount") and (b) if and to the extent all claims of the Buyer under this Agreement which exceed the De Minimis Amount taken together exceed CHF 10’000 (the "Deductible Amount") in the aggregate and then only for the amount of such excess.

9.2.	LIABILITY CAP

The Seller’s maximum aggregate liability under this Agreement shall in no event exceed CHF 200’000 (the "Cap").

9.3.	FURTHER LIMITATION

Seller’s liability shall be further limited or reduced:

	(a)	If and to the extent that such claims have been taken into account in the determination of the Purchase Price or if and to the extent that the Buyer would otherwise recover under this Agreement from the Seller more than once in respect of the same Damage suffered, or the same facts or circumstances.

	(b)	If and to the extent that facts, matters or circumstances which give rise to a claim against the Seller in accordance with this Agreement result in any financial benefits or financial advantages for the Company, the Buyer or any of Buyer's Affiliates, in which event the Seller’s liability will be reduced by the amount equal to any such benefits or advantages.

	(c)	If and to the extent the Buyer or, following Closing, the Company has failed to use its Best Efforts to mitigate the loss or damage.

	(d)	If and to the extent that such claim is covered by any provision, reserve or valuation allowance made in the financial statements of the Company.

	(e)	If and to the extent that any costs, damages and expenses have been recovered or, by applying their Best Efforts, could have been recovered by the Buyer or the Company from any third party (including, but not limited to, an insurer), after the deduction of all direct costs and expenses incurred in making such recovery; it being understood and agreed between the Parties that any such amounts received or recovered by the Buyer or the Company from any third party shall be deducted from the amount counting towards the Deductible Amount and the De Minimis Amount.

	(f)	If and to the extent that, as a result of such a claim or the facts underlying such claim, any Tax payable by the Buyer or the Company is or will be reduced, provided that if and to the extent any Tax saving arises in the future, such saving is discounted accordingly.

	(g)	If and to the extent the liability is resulting from or attributable to an act, omission, transaction, change of past practice or arrangement of the Buyer or, after the Closing, of the Company.

	(h)	If and to the extent that such claim arises or is increased as a result of any new legislation, regulation or rule of law not in force at the date hereof or any amendment of any legislation, regulation, rule of law or practice after the date hereof.

10.	COVENANTS

10.1.	CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING

10.1.1.	In General

Pending Closing and save to the extent permitted under this Agreement or required for the consummation of the transactions contemplated under this Agreement, the Seller shall cause the Company to be managed in all material respects as a going concern, in the ordinary course of business and consistent with past practice.

10.1.2.	Restricted Actions

Unless specifically provided in this Agreement and without limiting the generality of Section 10.1.1, the Seller shall not, and the Seller shall procure that Company will not, without the prior written consent of the Buyer do or agree to do any of the following from the date of this Agreement through to the Closing Date:

	(a)	Do anything that would materially interfere with the consummation of the transactions contemplated under this Agreement.

	(b)	Execute any contracts or enter into any negotiations with any third party that would inhibit or impair the consummation of the transactions contemplated under this Agreement.

	(c)	Alter or amend in any manner the articles of incorporation or organizational regulations of the Company.

	(d)	Increase or reduce or otherwise change the share capital, or grant any option or conversion rights on the equity of the Company except for offers to certain creditors to convert their claims into equity of the Company against the issuance of

Company Shares, as long as these offers are explicitly accepted by the Buyer in writing.

	(e)	Declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the shares of the Company.

	(f)	Grant, create or allow to be created any lien over or sell or transfer any material assets of the Company outside the ordinary course of business.

	(g)	Make any hiring or material changes to the terms of employment of any managing director or member of the management board of the Company other than in accordance with existing agreements or normal past practice.

	(h)	Except where required by applicable law, change the accounting procedures, principles or practice of the Company.

10.2.	NO RECOURSE AGAINST RESIGNING PERSONS

	(a)	The Buyer and its Affiliates shall not make, and shall procure that from the Closing Date the Company will not make, any claim against any resigning person of the Company in connection with his acts or omissions as director or executive officer of the Company during the period ending with the Closing Date, under any applicable laws including, but not limited to, in accordance with article 752 et seq.

CO. Any such potential claims (whether known at the date hereof or not) are hereby unconditionally and irrevocably waived by the Buyer on its own behalf and on behalf of its Affiliates and the Company. This provision shall also operate for the benefit of the Resigning Persons in the sense of Article 112 para. 2 CO.

	(b)	Immediately following the Closing, but on the same date, the Buyer shall vote, or cause the relevant shareholders of the Company to vote, in favor of an unconditional discharge to the Resigning Persons of the Company for their conduct of business in the period up to the Closing.

10.3.	DOCUMENT RETENTION AND ACCESS

	(a)	On and after the Closing Date, the Buyer shall procure that the Company preserve all books and records (irrespective whether such books and records are kept in hardcopy format or electronically) relating to the period prior to the Closing for a period of 10 (ten) years commencing on the date when the books and records were drawn-up but no longer than 10 (ten) years or any longer period required by law from the Closing Date.

(b) Until the 10th anniversary of the Closing Date, or such longer period required by law, the Buyer shall procure that the Company afford the Seller and its advisors, at the reasonable cost of the Seller, reasonable access, upon prior notice during normal business hours, to such officers, directors, employees, advisors, books and records of the Company and provide copies of such information (be such information in hardcopy or electronic format) as Seller may reasonably request in connection with: (i) the preparation of any Tax Return in so far as the Company is relevant to it; (ii) any tax audit, or tax proceeding involving the Seller or their Affiliates, which relate to or involve the Company or its business and affairs; and (iii) the preparation of any financial statements in so far as the Company is relevant.

11.	MISCELLANEOUS

11.1.	ENTIRE AGREEMENT; AMENDMENTS

(a) This Agreement (including the Annexes) constitutes the entire agreement of the Parties regarding the transactions contemplated by this Agreement and supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications, whether oral or in writing, explicit or implied, with respect to the transactions contemplated by this Agreement.

(b) This Agreement (including, but not limited to, this Section 11.1(b)) may only be modified by an instrument in writing executed by all Parties hereto.

11.2.	NO WAIVER

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect to this Agreement shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement (other than, for the avoidance of doubt, as may be set forth herein). The waiver of any breach of this Agreement by any Party shall not operate or be construed as a waiver of any other prior or subsequent breach.

11.3.	SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement.

11.4.	NOTICES

(a) All notices, requests, demands or other communications made under or in connection with this Agreement shall be made in writing in the English language and be delivered by hand or registered mail or courier or facsimile (to be confirmed by registered mail or courier) to the following addresses (or such other addresses as may from time to time have been notified according to this Section 11.4(a)):

If to the Seller:

Bluehill ID AG Attn. Mr. Werner Vogt Widenholzstrasse 1 CH-8304 Wallisellen Switzerland

Facsimile number: + 41 44 839 70 09

with a copy to:

Stefan Peller Esq., Attorney at Law Dreikönigstrasse 45 P.O. Box 2016 CH-8027 Zurich Switzerland Facsimile number: +41 43 817 62 20

and

If to the Buyer:

Sandpiper Assets S.A.

3076 Sir Francis Drake’s Highway Road Town Tortola British Virgin Islands

with a copy to:

Mrs. Erina Frick-Edwan JGT Treuunternehmen Aubündt 36 FL-9490 Vaduz, Liechtenstein eMail: e.frick@jgt.li

and

Mr. Leonhard Vogl MEDICITREU GmbH Kaufbeurer Straße 15

D-86825 Bad Wörishofen, Germany eMail: l.vogl@medicitreu.de Facsimile number: +49 8247 56199

(b)	Any notice made under or in connection with this Agreement shall be given prior to the expiry of a term or deadline set forth in this Agreement (if any) or the notice shall be deemed null and void. All notices, communications or instructions made under or in connection with this Agreement shall only be effective when received by the Party to whom it is addressed.

11.5.	CONFIDENTIALITY AND PRESS RELEASES

11.5.1.	Confidentiality

Subject to Section 11.5.2, no Party shall disclose to any third party and keep in strict confidence this Agreement, its contents and any information acquired during the course of the due diligence investigation and negotiations having led to this Agreement.

11.5.2.	Press Releases and Announcements

Without the prior written consent of the other Party, neither Party shall publish any press release or make any public announcement in respect of the transactions contemplated by this Agreement, unless any such press release or public announcement is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent practicable and permissible, consult with each other prior to any such disclosure).

11.6.	NO ASSIGNMENT

Neither Party shall assign this Agreement (in whole or in part) or any rights, claims, obligations or duties hereunder to any Person without the prior written consent of the other Party.

11.7.	NO SET-OFF

The Parties agree that neither Party shall be entitled to set-off any claim made by the other Party under or in connection with this Agreement against a claim it has itself against such other Party, regardless of whether such counter-claim has arisen under or in connection with this Agreement or otherwise.

11.8.	NON-SOLICITATION BY SELLER

During a period of 12 (twelve) months from the Closing Date, the Seller shall not, without the Buyer's prior written consent (such consent not to be unreasonably withheld or delayed), on their own account or on the account of any other Person hire, engage or employ, or make an offer to hire, engage or employ, as an employee, consultant, advisor, representative, agent, independent seller or partner, any key employee of the Company.

11.9.	EFFECTS ON THIRD PARTIES

Except for the Resigning Persons under Section 10.2, no Person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

11.10.	COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement.

11.11.	COST AND EXPENSES; TAXES

Each Party shall bear all costs, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement, provided that the Seller shall bear all stamp duties or other documentary transfer or transaction duties, arising as a result of this Agreement or any transactions contemplated by this Agreement (if any). The Seller will reimburse to the Buyer or an assigned party EUR 25,000.00 for its due diligence expenses.

12.	APPLICABLE LAW AND ARBITRATION

(a) This Agreement shall be subject to and governed by Swiss substantive law with the exclusion of the Vienna Convention on the International Sale of Goods dated April 11st, 1980.

(b) Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules.

(c) The number of arbitrators shall be one. The seat of the arbitration shall be in the city of Zürich, Switzerland. The arbitral proceedings shall be conducted in the German language.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

[Signatures on the next page]

The Seller:

Bluehill ID AG

/s/ Manfred Mueller Mr. Manfred Müller Director

The Creditors:

Bluehill ID AG

/s/ Werner Vogt Mr. Werner Vogt Director

Identive Services AG

/s/ Werner Vogt Mr. Werner Vogt Director

The Buyer:

Sandpiper Assets S.A.

Erina Frick-Edwan Mrs. Erina Frick-Edwan Director